Exhibit 23.4
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2006 relating to the consolidated financial statements of Master Replicas Inc. as of December 31, 2005 and for the year then ended which appears in Corgi International Limited’s Form 6-K filed April 19, 2007.

/s/ Brach, Neal, Daney & Spence, LLP
Brach, Neal, Daney & Spence, LLP

San Jose, California

June 11, 2007